Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-69616, 333-49027, 333-69618, and 333-89496 on Forms S-8 and Registration Statement No. 333-13431 on Form S-3 of our report dated March 12, 2004, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” as of January 1, 2002) appearing in this Annual Report on Form 10-K of Speedway Motorsports, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 15, 2004